UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2019 (December 18, 2019)

CHINA VTV LIMITED
(Exact name of registrant as specified in its charter)

Nevada	333-203754	47-3176820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

New Times Centre, 393 Jaffe Road, Suite 17A, Wan Chai, Hong Kong

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +85267353339

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2019, China VTV Limited, a Nevada corporation (the “Company”), VTV Global Culture Media (Beijing) Co., Ltd., a Chinese wholly foreign owned entity and a wholly-owned subsidiary of the Company (“WFOE”), Butterfly Effect Culture Media (Beijing) Co., Ltd., a corporation formed under the laws of China (the “Target”) and each and all of the shareholders of the Target (each, a “Target Shareholder”, and collectively, “Target Shareholders”) entered into a business acquisition agreement (the “Acquisition Agreement”), pursuant to which the Company through its WFOE agreed to acquire the Target through a series of management agreements (the “VIE Agreements”) to effectively control and own the Target (the “Acquisition”). In accordance with the Acquisition Agreement, in consideration for the effective control over the Target, the Company shall issue an aggregate of 24,000,000 shares of its common stock (the “Common Stock”), par value $0.001 per share, at the stipulated price of $4.00 per share (the “Stock Consideration”) without respect of the stock price at which the Common Stock trades, to the Target Shareholders in accordance with the percentage (the “Target Shareholder Equity Percentage”) listed on Schedule A as set forth in the Acquisition Agreement. In addition, subject to the terms and conditions in the Acquisition Agreement, the Company and its subsidiaries agreed to pay a total of RMB 288,000,000 (the “Cash Consideration”) to the Target Shareholders pro rata with the Target Shareholder Equity Percentage over a period of time as set forth therein.

In accordance with the terms and conditions of the Acquisition Agreement, the Company agreed to dedicate forty percent (40%) of the net proceeds actually received in any public or private equity offering (the “Qualified Offering”), in which the Company raises at least $20,000,000 USD in gross proceeds before deducting any underwriter or placement agent’s discount and commissions and any offering expenses, to be used to pay the Target Shareholders pro rata with the Target Shareholder Equity Percentage as set forth in Schedule A until the total amount of the Cash Consideration is paid in full, without the obligation to pay any interest thereon.

In addition, the Acquisition Agreement provides that in the event that the Target fails to meet the net profit milestones as set forth in the Acquisition Agreement, each Target Shareholder shall return the Common Stock or equivalent amount of cash (the “Claw-back”) according to the following formula:

Shares of Common Stock to be Returned by Each Target Shareholder

=3.8* (the Accumulated Net Income Milestone – Actual Accumulated Net Income for the First, Second and Third Fiscal Years)*Target Shareholder Equity Percentage / Closing Common Stock Price One Day prior to the Return Date

However, subject to the Claw-back provision, the Acquisition Agreement prescribes that if the Company does not make payments of at least half of the Cash Consideration to the Target Shareholders within one (1) year commencing on the first trading day (excluding the first trading day) of the Common Stock on a national stock exchange, i) the Target shall have the right to appoint the majority of the Company’s Board and manage and operate the Company and its subsidiaries and ii) each of the Target Shareholders shall have the right to receive the number of shares of the Common Stock equal to the result of (the total amount of Cash Consideration – the sum of cash received by the Target Shareholders)/ $2.00 per share* Target Shareholder Equity Percentage.

The Acquisition Agreement contains the customary representations and warranties from the Company, the Target and Target Shareholders and a non-competition covenant against two Target Shareholders. Pursuant to the Acquisition Agreement, the parties agreed to consummate the Acquisition (“Closing”) on December 31, 2019 or another date as mutually agreed. Subject to the requisite board of director approval, the Company agreed to nominate and appoint Qiongfang Shi, a Target Shareholder, to the board of directors of the Company (the “Board”) immediately before the Closing.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	The Business Acquisition Agreement dated December 18, 2019

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China VTV Limited

Date: December 23, 2019	By:	/s/ Tijin Song
	Name:	Tijin Song
	Title:	Chief Executive Officer

3